Exhibit 99.2

Celldex Therapeutics Announces CDX-1307 Clinical Data at 45th Annual ASCO Meeting

- Novel vaccine strategy targeting dendritic cells in combination with TLR agonists shows favorable safety profile and strong immune responses in Phase 1 study -

ORLANDO—(Business Wire)—June 1, 2009—Celldex Therapeutics, Inc. (NASDAQ: CLDX) today announced that promising clinical data from two Phase 1 studies of CDX-1307 were presented at the 45th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Orlando, Florida.  CDX-1307 is a dendritic cell targeted immunotherapy designed to stimulate an immune response against hCG Beta (hCG-β), a target antigen frequently expressed in epithelial tumors.

The comprehensive Phase 1 studies include over 70 patients and were designed to investigate the safety and immunogenicity of CDX-1307 using different routes of administration and in combination with immunostimulants, including GM-CSF and toll-like receptor agonists (poly-ICLC/Hiltonol or R848/resiquimod).  CDX-1307 was well tolerated with no dose limiting toxicity to date. Robust immune responses were generated, and 7 patients with breast, colorectal and pancreatic cancers experienced disease stabilization for 2.2+ to 6.5+ months.

“We have made good progress with this innovative approach that combines multiple agents from both our proprietary immunotherapy platform and recently in-licensed assets,” said Anthony Marucci, President and Chief Executive Officer at Celldex Therapeutics. “We intend to enter CDX-1307 into Phase 2 clinical trials in the second half of 2009.”

CDX-1307 is in early-stage development for the treatment of colorectal, pancreatic, bladder, ovarian and breast cancers that express the beta chain of human chorionic gonadotropin (hCG-β), an antigen often found in these tumors but not in most normal tissues. CDX-1307 is a fusion protein composed of the hCG-β antigen attached to a human monoclonal antibody that specifically targets the mannose receptors on dendritic cells. This antibody-vaccine is designed to deliver the antigen hCG-β directly to dendritic cells, activating the patient’s immune system against cancers that express hCG-β.  This targeted approach contrasts with earlier generation vaccines that required dendritic cells to find and ingest passive vaccines.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases.

Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This release contains ``forward-looking statements’’ made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization of the Company’s CDX-1307 vaccine program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the successful integration of the businesses, multiple technologies and programs of the two companies (Celldex and AVANT) that merged together in 2008 to form our Company; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; the inability to obtain additional capital; the inability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2008, and its Forms 10-Q and 8-K.

CELLDEX CONTACT:

Thomas Davis, Chief Medical Officer of Celldex Therapeutics,

Inc., +1-908-454-7120; or Dan Budwick of BMC Communications Group,

+1-973-271-6085, dbudwick@bmccommunications.com/